UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 25, 2011

THE MOSAIC COMPANY

(Exact name of registrant as specified in its charter)

Delaware	001-32327	20-0891589
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3033 Campus Drive Suite E490 Plymouth, Minnesota	55441
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (800) 918-8270

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.	Regulation FD Disclosure.

The following information is being “furnished” in accordance with General Instruction B.2. of Form 8-K and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed to be incorporated by reference in any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except as expressly set forth by specific reference in such filing:

On May 25, 2011, The Mosaic Company completed its recapitalization and split-off from Cargill, Incorporated. As a result of the transaction, Cargill distributed its entire 64 percent stake, approximately 286 million shares, in Mosaic to Cargill’s stockholders and debt holders. Of these shares, Cargill distributed approximately 178 million Mosaic shares to Cargill stockholders in a split-off and its remaining approximately 108 million shares to Cargill debt holders in an exchange transaction.

The exchanging Cargill debt holders and certain of the exchanging Cargill stockholders are in turn selling 115 million shares to the public (including a 15 million share overallotment option that has been exercised in full by the underwriters) in the secondary offering that Mosaic announced last week. The secondary offering is expected to be completed later today and Mosaic expects to issue a press release upon the completion of the offering.

In connection with the closing of the recapitalization, all of Mosaic’s shares have been recapitalized into three classes of stock: Common Stock, Class A common stock and Class B common stock, all of which have the same economic rights. The Common Stock and Class A common stock have one vote per share on all matters, whereas the Class B common stock has the right to cast 10 votes per share solely for the election of directors and one vote per share on all other matters. The Class A common stock and the Class B common stock, which are being distributed to Cargill stockholders in the split-off, are subject to transferability restrictions and will not be publicly traded. The Common Stock, which will trade under the ticker symbol “MOS” on the New York Stock Exchange commencing at the opening of trading on May 25, 2011, is not subject to restrictions on transferability.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE MOSAIC COMPANY

Date: May 25, 2011	By:	/s/ Richard L. Mack
	Name: Title:	Richard L. Mack Executive Vice President, General Counsel and Corporate Secretary